Exhibit 10.24

June 16, 2014

James Steele

19360 Mountain Way

Los Gatos, CA 95030

Dear Jim,

As you know, Audience, Inc. (the “Company” or “Audience”) is in the process of acquiring your current employer, Sensor Platforms, Inc. (“Sensor Platforms”). We at the Company are very excited about the addition of Sensor Platforms, and in particular, we are looking forward to the addition of your experience and expertise in our newly combined Company. Please note that this offer is contingent upon the closing of the Company’s acquisition of Sensor Platforms (the “Closing”) occurring prior to July 15, 2014 (the “Deadline’’). If the Closing does not occur prior to the Deadline, then this offer of employment is void and your employment with Sensor Platforms will continue unchanged. If you accept this offer, your start date will be the Closing date.

I am pleased to offer you a position with Audience as Vice President, Software Engineering, reporting to Eitan Medina, Vice President, Engineering. If you decide to join us, your base salary will be $230,000 per year which will be paid semi-monthly in accordance with the Company’s normal payroll procedures. In addition, you will be eligible for a performance-based bonus target of $70,000 annually which will be prorated for the remainder of 2014.

As an employee, you will be eligible to continue to participate in your current employee welfare benefit plans at Sensor Platforms, and you will be offered participation in the Company’s 401(k) plan, in each case, subject to any eligibility requirements imposed by such plans. We expect there may be a transition period before you are eligible to participate in the Company’s employee benefit plans (typically as of January 1st of a new year) and the Company will schedule a meeting with you and other employees to discuss the details of any changes in your benefits package.

Any vacation days that you have earned with Sensor Platforms will be honored by the Company. Your vacation balance with Sensor Platforms will be carried over to the Company, and subject to the Company’s vacation policies in effect from time to time. The Company will give you service credit for purposes of its vacation policy based on your hire date at Sensor Platforms. Under the Audience vacation policy, employees are entitled to accrue up to 12 days of paid vacation per calendar year, pro-rated for the remainder of this calendar year, plus one additional vacation day per full year of employment (including your time at Sensor Platforms). Vacation accrual is capped at 25 days. Vacation may not be taken before it is accrued. You should note that the Company may modify job titles, salaries and benefits from time to time as it deems necessary. By your signature below, you acknowledge and agree to the treatment of your accrued vacation in connection with the Closing.

Immediately prior to the Closing, you will receive a grants of restricted stock units having an aggregate value equal to $900,000 (the “RSUs”). For purposes of the RSUs, “value” will mean the closing price of Company common stock for the 10 trading days ending 2 days prior to the Closing. The RSU grants which will be granted under Sensor Platform’s equity incentive plan and assumed by Audience.

With regards to a portion of your RSUs having a value equal to $600,000 (the “Retention RSUs”), 1/3 of the shares subject to the Retention RSUs shall vest 12 months after the date your vesting begins (the “Vesting Start Date”), and the remaining Retention RSUs shall vest as to 1/3 on each annual anniversary of the Vesting Start Date thereafter, subject to your continuing to provide services to the Company through each vesting date.

With regards to a portion of your RSUs having a value equal to $300,000 (the “New Hire RSUs”), 1/4 of the shares subject to the New Hire RSUs shall vest 12 months after the Vesting Start Date, and the remaining New Hire RSUs shall vest over three years in equal 6 month tranches on each anniversary of the Vesting Start Date thereafter, subject to your continuing to provide services to the Company through each vesting date.

We anticipate that you will enter into an irrevocable election relating to the RSU to permit the payment of required taxes upon vesting of the RSUs. No right to any stock is earned or accrued until such time that vesting occurs, nor does a grant confer any right to continue vesting or employment.

Please note that you will be asked to enter into a change in control agreement for non-executive employees that will provide for accelerated vesting of 50% of then-unvested shares in connection with certain qualified terminations of employment following a change in control transaction of Audience. This summary is qualified in its entirety with the change in control agreement that you will enter into.

The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time. with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks notice.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three {3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of any of your former employers, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company Handbook.

As a condition of your employment, you are also required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all but the first $125 of the arbitration fees. Please note that we must receive your signed Agreement before your first day of employment.

In consideration of this offer of employment, you hereby waive and forever discharge Audience, its agents, employees, officers, directors, shareholders, related companies, predecessor and/or subsidiary corporations (including, but not limited to, Sensor Platforms), successors, and assigns (together “Releasees”) from all claims, suits, debts, liabilities, promises or causes of action whatsoever, known or unknown, arising from or in any way related to your employment with or separation from Sensor Platforms, or any other acts or omissions by Releasees, or any of them, occurring on or before the date that you sign this offer of employment from Audience. You expressly waive any rights or benefits under section 1542 of the California Civil Code which provides as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

You further acknowledge and represent that Sensor Platforms has paid you all salary, wages, bonuses, benefits, perquisites, commissions, severance, change of control benefits and payments, stock, stock options, vesting acceleration, and any and all other benefits and compensation due to you, and that there is no basis for any claims against Audience or Sensor

Platforms or any of their respective agents, employees, officers or directors or any other Releasee.

To accept the Company’s offer, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, your previous offer letter with Sensor Systems, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by an officer of the Company and you. This offer of employment will terminate if it is not accepted, signed and returned by Thursday, June 19, 2014.

We look forward to your favorable reply and to working with you at Audience, Inc.

Sincerely,

/s/ Peter Santos
Peter Santos
President & CEO

Agreed to and accepted:

Signature:	/s/ J Steele

Printed Name:	James Steele

Date Signed:	June 19, 2014

Anticipated Start Date:	Closing date

Enclosures

Duplicate Original Letter

At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement

Steele, Jim

March, 16, 2015

Jim Steele

Dear Jim,

In recognition of your significant contributions and your promotion to Vice President, Engineering, it is my pleasure to inform you that your base salary will increase to $270,000. With this promotion, you will be eligible for a performance-based bonus target of 50%. Your total target cash will be $405,000.

In addition to your salary increase, the Board of Directors has approved an Option to Purchase 110,000 of Common Stock which will vest 1/48th each month from the date of the grant. The Board has also approved 20,000 Restricted Stock Units (RSUs) which will vest 12.5% each six month anniversary of the date of grant.

Again, we thank you for your hard work and contributions to Audience and I look forward to you being a part of the executive team!

Sincerely,

/s/ Peter Santos

Peter Santos

President and CEO